Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2022, with respect to the financial statements and supplemental information included in the Annual Report of The Bancorp, Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2021. We hereby consent to the incorporation by reference of said report in the Registration Statement of The Bancorp, Inc. on Form S-8 (File No. 333-128257).

Bellevue, Washington

June 24, 2022